Telestone Technologies Corporation Announces First Quarter 2009 Results

Quarterly Revenue Growth of 21.68% from Q1 2008; Net Income Increased 37.04% from Q1 2008

•	On Thursday May 14, 2009, 11:55 pm EDT

BEIJING, May 14 /PRNewswire-Asia/ — Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq: TSTC - News), a leading developer and provider of wireless communication coverage solutions based in the People's Republic of China, today announced its unaudited financial results for the first quarter of 2009.

First Quarter Highlights:
— Revenue for the quarter of US $7.89 million, an increase of 21.68% from the first quarter of 2008.
— Gross margins of 59.52%, compared to 48.61% in Q1 2008.
— Gross profit for the Q1 is US $4.7 million, increased by 49.02% compared to Q1 2008.
— Net income of US $1.1 million, an increase of 37.04% from Q1 2008.

"An investment in the construction of the 3G system of approximately $ 60 billion will be made in 3 years, under this background, the major telecom operators in China will accomplish the commercial launch of new 3G networks on the world telecommunication day, May 17,2009. So far we have been making full use of this opportunity. It has contributed to our revenues' increase by 21.68% as compared to the same period in 2008. We will enhance our competitive advantages in the future and I believe it will lead to continuous impressive progress," commented Mr. Han Daqing, Chairman and Chief Executive Officer of Telestone.

Our major achievements in the first quarter are as follows:

1.	We standardized internal code of part products and issued product list for our proprietary WFDSTM products. In total, 43 products are categorized within three categories

2.	We entered into a strategic cooperation with Huawei Technologies Corp., formed a solid foundation for future market expansion.

3.
We won listing on the third edition of the independent innovative products catalog organized by the Beijing municipal government, This would increase future cooperation with the Chinese government and our market share.

4.	We were granted a RMB 45,000,000 (about $6,592,500) bank credit facility, which will increase liquidity and facilitate business expansion opportunities.

First Quarter Financial Results

Revenue

Telestone reported quarterly revenue of US $7.89 million, up 21.68% compared to US$6.48 million in Q1 2008, largely due to the increase of construction projects from our major customers with the 3G launching project in China.

Gross Profit and Gross Profit Margin

Our quarterly gross profit was $4.7 million represented a 49.02 % increase compared to Q1 2008. Our gross profit margin for Q1 was 59.52%, compared to 48.61% for Q1 2008. The increase is mainly attributable to the increases in service revenue which is resulted from two factors: the increasing quantity of services and the increase in service prices offered by our major customers.

Net Income

Due to the increase of the gross profit, for Q1 2009, our net income was $1.14million, up 37.04%, compared to Q1 2008.

BUSINESS OUTLOOK

We believe the fact that Chinese telecom restructuring and the issuance of 3G licenses in China with an investment in the construction of the 3G system of approximately $60 billion over the next three years, an average of approximately $20 billion per year, presents an excellent opportunity for our business development. With our advanced technologies, close relationships with the telecom operators in China and strong management team, we believe that we will continue to demonstrate increasingly impressive progress in the future.

Conference Call

Telestone's senior management team will then host a conference call and audio webcast at 8:00 am U.S. Eastern Time/5:00 am U.S. Pacific Time/8:00 pm Beijing time on May 15, 2009. The conference call will last for approximately one hour.

The Dial-in information is:

U.S. Participants:	+1-800-860-2442
International Participants:	+1-412-858-4600
Passcode for all:	Telestone

A live audio webcast of the conference call will also be available through the following link: The event's URL is: http://www.visualwebcaster.com/event.asp?id=58346

A replay will be available after the end of the call Until: May 25, 2009 AM

All participants please dial:
U.S. Participants: +1-877-344-7529 (toll free)
International Participants: +1-412-317-0088
Passcode: 430208

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 800 employees. For more information please visit http://www.telestone.com ..

Safe Harbor Statement

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

For further information please contact:

Telestone Technologies Corporation Ltd.
Nick Li
Secretary of the Board
Tel:      +86-10-8367-0088 x1002
Email:  nickl@telestone.com

Ya Ding
Tel:      +86-10-8367-0088 x1231
Email:  dingxiaoya@telestone.com

Jean Wen
Tel:      +86-10-8367-0088 x1232
Email:  wenjing@telestone.com

Dan Shang
Tel:      +86-10-8367-0088 x1233
Email:  zongbushangdan@telestone.com

Appendix: Financial Statements of Telestone Technology Corporation Ltd.

Telestone Technologies Corporation
Condensed Consolidated Statements of Operations and Other Comprehensive Income
For the 3 months ended March 31, 2009 and 2008

(Dollars in thousands except share data and per share amounts)

	(Unaudited)
	Three months ended March 31,
	2009	2008
	US$'000	US$'000
Operating revenues:
Net sales of equipment	3,263	3,930
Service income	4,633	2,559

Total operating revenues	7,896	6,489

Cost of operating revenues:
Cost of net sales	1,898	2,100
Cost of service	1,298	1,235

Total cost of operating revenues	3,196	3,335

Gross income	4,700	3,154

Operating expenses:
Sales and marketing	2,181	1,515
General and administrative	843	674
Research and development	136	130
Depreciation and amortization	90	77

Total operating expenses	3,250	2,396

Operating income	1,450	758
Interest expense	(41)	(36)
Other income, net	267	318

Income before income taxes	1,676	1,040
Income taxes	(529)	(203)

Net income	1,147	837

Other comprehensive income
Foreign currency translation adjustment	245	1,460

Comprehensive income	1,392	2,297

Earnings per share:

Weighted average number of common stock outstanding
Basic	10,404,550	10,404,550
Dilutive effect of warrants	—	81,366

Diluted	10,404,550	10,485,916

Net income per share of common stock
Basic and diluted (US$)	0.11	0.08

Condensed Consolidated Balance Sheets
As of March 31, 2009 and December 31, 2008

(Dollars in thousands except share data and per share amounts)

	(Unaudited)
	As of	As of
	March 31,	December 31,
	2009	2008
	US$'000	US$'000
ASSETS

Current assets:
Cash and cash equivalents	4,636	7,866
Accounts receivable, net of allowance	68,002	62,136
Due from related parties	2,004	1,826
Inventories	10,313	7,843
Prepayment	1,484	2,347
Other current assets	1,327	1,352

Total current assets	87,766	83,370

Goodwill	3,119	3,119
Property, plant and equipment, net	1,174	1,050

	4,293	4,169

Total assets	92,059	87,539

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term bank loans	1,758	2,918
Accounts payable - Trade	14,685	11,776
Customer deposits for sales of equipment	777	739
Due to related parties	1,711	1,673
Taxes payable	7,623	6,805
Accrued expenses and other accrued
liabilities	11,682	11,197

Total current liabilities	38,236	35,108

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	—	—
Common stock and paid-in-capital, US$0.001 par value:
Authorized - 100,000,000 shares as of March 31, 2009 and December 31, 2008	—	—
Issued and outstanding - 10,404,550 shares as of

March 31, 2009 and December 31, 2008	11	11
Additional paid-in capital	18,989	18,989
Dedicated reserves	3,978	3,787
Other comprehensive income	5,818	5,573
Retained earnings	25,027	24,071

Total stockholders' equity	53,823	52,431

Total liabilities and stockholders' equity	92,059	87,539

Condensed Consolidated Statements of Changes in Stockholders' Equity
For the 3 months ended March 31, 2009

(Dollars in thousands except share data and per share amounts)

	Common stock				Other
	issued		Additional		compre-
	Number		paid-in	Dedicated	hensive	Retained
	of shares	Amount	capital	reserves	income	earnings	Total
		US$'000	US$'000	US$'000	US$'000	US$'000	US$'000

Balance at January 1, 2008	10,404,550	11	18,989	3,199	3,017	17,610	42,826
Net income	—	—	—	—	—	7,049	7,049
Foreign currency translation adjustment	—	—	—	—	2,556	—	2,556
Transfer to dedicated reserves	—	—	—	588	—	(588)	—

Balance at December 31, 2008	10,404,550	11	18,989	3,787	5,573	24,071	52,431

Balance at January 1, 2009
Net income	—	—	—	—	—	1,147	1,147
Foreign currency translation adjustment	—	—	—	—	245	—	245
Transfer to dedicated reserves	—	—	—	191	—	(191)	—

Balance at March 31, 2009 (unaudited)	10,404,550	11	18,989	3,978	5,818	25,027	53,823

Condensed Consolidated Statements of Cash Flows
For the 3 months ended March 31, 2009 and 2008

(Dollars in thousands except share data and per share amounts)

	(Unaudited)
	Three months ended March 31,
	2009	2008
	US$'000	US$'000
Cash flows from operating activities
Net income	1,147	837
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	90	77
Allowance for doubtful accounts	307	74

Changes in assets and liabilities:
Accounts receivable	(5,917)	(1,811)
Due from related parties	(170)	-
Inventories	(2,438)	858
Prepayment	873	(166)
Other current assets	30	(39)
Accounts payable	2,860	129
Customer deposits for sales of equipment	35	109
Due to related parties	31	(7)
Taxes payable	789	198
Accrued expenses and other accrued liabilities	440	(683)

Net cash used in operating activities	(1,923)	(424)

Cash flows from investing activities
Purchase of property, plant and equipment	(203)	(28)

Net cash used in investing activities	(203)	(28)

Cash flows from financing activities
Repayment of short-term bank loans	(1,172)	—
Repayment of long-term loan	—	(7)

Net cash used in financing activities	(1,172)	(7)

Net decrease in cash and cash equivalents	(3,298)	(459)

Cash and cash equivalents, beginning of the period	7,866	5,473
Effect on exchange rate changes	68	(96)

Cash and cash equivalents, end of the period	4,636	4,918

Supplemental disclosure of cash flows information
Interest received	7	10
Interest paid	(32)	(36)
Tax paid	(1)	(5)